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                                                           OMB APPROVAL
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------                                            OMB Number:          3235-0287
FORM 4                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section  30(f) of the  Investment  Company  Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   Momsen                             Robert                        R.
--------------------------------------------------------------------------------
   (Last)                            (First)                     (Middle)

2710 Sand Hill Road; Second Floor
--------------------------------------------------------------------------------
                                     (Street)

   Menlo Park                         CA                             94025
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    (City)                          (State)                          (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   TheraSense, Inc. (THER)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


================================================================================
4. Statement for Month/Date/Year

April 29, 2003
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)

   [X] Director                          [X] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)


   ------------------------------------
================================================================================
7. Individual or Joint/Group  Filing (Check  applicable  line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More Than one Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

==========================================================================================================================
                                          |             |             |                  | Amount   |          |
                                          |             |             |                  | of       |          |
                                          |             |             |   Securities     | Secur-   |          | Nature
                                          |             |             |   Acquired (A)   | ities    | Owner-   | of
                                          |             |             |   or Disposed    | Bene-    | ship     | Indirect
                                          |             |             |   of (D) (Instr. | ficially | Form:    | Bene-
                                          |             | Transaction |   3, 4 and 5)    | Owned at | Direct   | ficial
                                          |             | Code        | ---------------- | End      | (D) or   | Owner-
                                          | Transaction | (Instr. 8)  |       |(A)|      | of Month | Indirect | ship
Title of Security                         | Date        | ----------- | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                                | (mm/dd/yy)  | Code  |  V  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Common Stock                                -              -             -      -   -      3,237,103     I       By:
InterWest Partners VI, LP (1)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                -              -             -      -   -        101,494     I       By:
InterWest Investors VI, LP (1)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                -              -             -      -   -        100,306     I       By:
InterWest Partners V, LP (2)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                -              -             -      -   -         27,647     I       By:
The Momsen Living Trust U/A/D 1-5-95 (3)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                4-29-2003      P             75,000  A  $7.04    175,000     I       By:
InterWest Venture Mgmt Co.
PSRP FBO Robert R. Momsen
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                -              -             -      -   -          1,000     I       By:
Robert Momsen Custodian
FBO Paige Momsen under CA uniform
TFR to Minor
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                -              -             -      -   -          1,000     I       By:
Robert Momsen Custodian
FBO Nick Momsen under CA uniform
TFR to Minor
==========================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                  Page 2 of 3

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

=========================================================================================================================
                     |       |        |       |Number   |                 |             |       | Number  |Owner-|
                     |       |        |       |of       |                 |             |       | of      |ship  |
                     |       |        |       |Deriv-   |                 |Title and    |       | Deriv-  |of    |
                     |Conver-|        |       |ative    |                 |Amount of    |       | ative   |Deriv-|
                     |sion   |        |       |Secur-   |                 |Underlying   |       | Secur-  |ative |Nature
                     |of     |        |       |ities    |                 |Securities   |       | ities   |Secur-|of
                     |Exer-  |        |       |Acquired |Date             |(Instr. 3    |Price  | Bene-   |ity:  |In-
                     |cise   |        |Trans- |(A) or   |Exercisable and  |and 4)       |of     | ficially|Direct|direct
                     |Price  |Trans-  |action |Disposed |Expiration Date  |-------------|Deriv- | Owned   |(D) or|Bene-
                     |of     |action  |Code   |of(D)    |(Month/Day/Year) |      |Amount|ative  | at End  |In-   |ficial
Title of             |Deriv- |Date    |(Instr.|(Instr.3,|-----------------|      |or    |Secur- | of      |direct|Owner-
Derivative           |ative  |(Month/ |8)     |4 and 5) |Date    | Expira-|      |Number|ity    | Month   |(I)   |ship
Security             |Secur- |Day/    |------ |-------- |Exer-   | tion   |      |of    |(Instr.| (Instr. |(Instr|(Instr.
(Instr. 3)           |ity    |Year)   |Code|V |(A) | (D)|cisable | Date   |Title |Shares|5)     | 4)      |4)    |4)
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
NQ option
(right to buy)        $5.00    -        -   -   -     -    -        9/29/10 Common 30,000   -      30,000    D
-------------------------------------------------------------------------------------------------------------------------
NQ option
(right to buy)       $21.25    -        -   -   -     -    -        4/19/12 Common  5,000   -       5,000    D
=========================================================================================================================

Explanation of Responses:

(1) InterWest Management Partners VI, LLC has sole voting and investment control over the shares held by InterWest Partners VI, L.P. and InterWest Investors VI, L.P. The reporting person is a managing director of InterWest Management Partners VI, LLC, and shares voting and investment control of the shares held by the fund. The reporting person disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934, or otherwise, the reporting person is the beneficial owner of all of the equity securities covered by this statement.

(2) InterWest Management Partners V, L.P. has sole voting and investment control over the shares held by InterWest Partners V, L.P. The reporting person is a general partner of InterWest Management Partners V, L.P., and shares voting and investment control of the shares held by the fund. The reporting person disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934, or otherwise, the reporting person is the beneficial owner of all of the equity securities covered by this statement.

(3) The shares are held in the name of The Momsen Living Trust U/A/D 1-5-95 of which Robert Momsen is the Trustee.

 /s/ Robert R. Momsen                            4-30-03
-------------------------------               ------------
**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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